SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                          Grow Biz International, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   399817 10 5
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 4 Pages

                                  SCHEDULE 13G
CUSIP No.   399817 10 5                                    Page 2 of 4  Pages

1      NAMES OF REPORTING PERSONS/
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sheldon T. Fleck

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                  (b) [ ]

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

 NUMBER OF          5         SOLE VOTING POWER
   SHARES                     288,500
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
                    6         SHARED VOTING POWER
                              0
                    7         SOLE DISPOSITIVE POWER
                              288,500

                    8         SHARED DISPOSITIVE POWER
                              0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       288,500

10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.7% (based upon the number of shares of the Issuer's Common Stock outstanding as of October 31, 1998, the latest date as of which the number of outstanding shares was made available by the Issuer)

12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)  Name of Issuer:

           Grow Biz International, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           4200 Dahlberg Drive
           Minneapolis, Minnesota  55422

Item 2(a)  Name of Person Filing:

           See Cover Page Item 1

Item 2(b)  Address of Principal Business Office or, if none, residence:

           5720 Smetana Drive, Suite 300
           Minnetonka, Minnesota  55343

Item 2(c)  Citizenship:

           See Cover Page Item 4

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP No.:

           See Cover Page

Item 3     Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

           Not applicable

Item 4     Ownership

           See Cover Page Items 5 through 11

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable

Item 8     Identification and Classification of Members of the Group:

           Not applicable

Item 9     Notice of Dissolution of Group:

           Not applicable

Item 10    Certification:

           Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1998.


                                             February  8,  1999
                                                      (Date)

                                             /s/ Sheldon T. Fleck
                                             (Signature)

                                             Sheldon T. Fleck
                                             (Name and title)